EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to their beneficial ownership of shares of Class A common stock of Rivian Automotive, Inc. and further agree that this Joint Filing Agreement be included as an exhibit thereto. This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of October 7, 2024.

Volkswagen AG

By:	/s/ Philip Haarmann
Name: Philip Haarmann
Title: Chief Legal Officer

By:	/s/ Rolf Woller
Name: Rolf Woller
Title: Head of Group Treasury & Investor Relations

Volkswagen International America Inc.

By:	/s/ Christopher McGee
Name: Christopher McGee
Title: Director

By:	/s/ Lauren Kincaid
Name: Lauren Kincaid
Title: Secretary